Exhibit 10.12

Pro-Pharmaceuticals, Inc.

CONSULTING AGREEMENT

THIS AGREEMENT is made this 12th day of November 2003 by and among PRO-PHARMACEUTICALS, INC., a Nevada corporation having an address of 189 Wells Avenue, Newton, Massachusetts 02459 and its subsidiaries worldwide (“Pro-Pharmaceuticals”); The Harney Group, a Massachusetts Sole Proprietorship, having an address of 231 Main Street, Bolton, MA 01740-1144 (“Contractor”); and Charles F. Harney, an individual engaged by Contractor (“Consultant”).

WHEREAS, Pro-Pharmaceuticals is currently engaged in the research and development of glycoscience-based oncologic therapeutics;

WHEREAS, Pro-Pharmaceuticals wishes to engage the services of Consultant, and Consultant desires to provide such services, upon the terms and conditions set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Work and Payment. The Contractor shall provide the services set forth in the statement of work attached hereto as Exhibit A (the “SOW”). Such services shall be performed, unless Pro-Pharmaceuticals otherwise consents, personally and exclusively by Consultant who shall report to the Chief Operating Officer. Pro-Pharmaceuticals shall compensate Contractor in the amount and manner stated in the SOW. The foregoing notwithstanding, Contractor may engage, or propose that Pro-Pharmaceuticals engage, one or more other persons to perform services contemplated by the SOW, provided, however, that (i) the Consultant shall directly supervise such services and (ii) the terms and conditions of any such engagement shall be set forth in a written agreement acceptable to Pro-Pharmaceuticals whether or not it is a party thereto.

2. Nondisclosure and Trade Secrets. (a) During the term of this Agreement and in the course of Contractor’s performance hereunder, Contractor may receive and otherwise be exposed to Pro-Pharmaceuticals’ confidential and proprietary information. Such confidential and proprietary information includes, without limitation, information supplied to Contractor with the legend “Confidential” or words of similar meaning, marketing and customer support strategies including, without limitation, website password and password-protected material, financial information, including without limitation, sales, costs, profits and pricing methods, internal organization information, employee information and customer lists, technology information, including without limitation, discoveries, inventions, research and development efforts, processes, hardware/software design and maintenance tools, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), formulas, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above whether created or developed by Contractor under this Agreement or otherwise and information of third parties as to which Pro-Pharmaceuticals has an obligation of confidentiality (collectively referred to as “Confidential Information”); provided, however, that Confidential Information shall not include information which (a) is now or hereafter becomes, through no act or failure of any party hereto, generally known or available; (b) is known by the Contractor or Consultant at the time of receiving such information; (c) is hereafter furnished to the Contractor or Consultant as a matter of right and without restriction on disclosure; (d) is independently developed by the Contractor or Consultant without any breach of this Agreement; or (e) is the subject of written permission to disclose by Pro-Pharmaceuticals.

(b) Contractor acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of

Pro-Pharmaceuticals. Accordingly, Contractor agrees (i) not to reproduce any of the Confidential Information without the prior written consent of Pro-Pharmaceuticals, (ii) not to use the Confidential Information except in the performance of this Agreement, and (iii) not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Contractor agrees to cease using and return to Pro-Pharmaceuticals all whole and partial copies and derivatives of the Confidential Information, whether in Contractor’s possession or under Contractor’s direct or indirect control.

(c) Contractor shall not disclose or otherwise make available to Pro-Pharmaceuticals in any manner other than as is necessary in the course of providing services hereunder any confidential information of Contractor. Contractor shall not disclose or otherwise make available to Pro-Pharmaceuticals in any manner information received by Contractor from third parties as to which Contractor has an obligation of confidentiality.

3. Non-Solicitation. The Contractor shall not, directly or indirectly, entice, solicit or encourage any Pro-Pharmaceuticals employee to leave the employ of Pro-Pharmaceuticals, nor shall the Contractor, directly or indirectly, be involved in the recruitment of any Pro-Pharmaceuticals employee, within a period of one year after such person is no longer employed by Pro-Pharmaceuticals.

4. Ownership of Work Product. (a) Contractor and Consultant shall specifically describe and identify in Exhibit B to this Agreement all technology (i) which Contractor or Consultant intends to use in performing under this Agreement, (ii) which is either owned solely by Contractor or Consultant or licensed to Contractor or Consultant with a right to sublicense, and (iii) which is in existence in the form of a writing or working prototype prior to the effective date of this Agreement (“Background Technology”).

(b) Contractor and Consultant agree that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of services under this Agreement shall be the sole and exclusive property of Pro-Pharmaceuticals and hereby assigns to Pro-Pharmaceuticals all their respective right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship. Any works of authorship shall be deemed works made for hire under U.S. copyright law.

(c) Contractor and Consultant further agree that except for Contractor’s or Consultant’s rights in Background Technology, Pro-Pharmaceuticals is and shall be vested with all rights, title and interests including patent, copyright, trade secret and trademark rights in all Work Product (as defined herein below) under this Agreement.

(d) Contractor and /or Consultant shall execute all papers, including, without limitation, patent applications, invention assignments and copyright assignments, and otherwise shall assist Pro-Pharmaceuticals as reasonably required to perfect in Pro-Pharmaceuticals the rights, title and other interests in the Work Product (as defined hereinbelow) expressly granted to Pro-Pharmaceuticals under this Agreement. Costs related to such assistance, if required, shall be paid by Pro-Pharmaceuticals.

5. Outside Employment. Pro-Pharmaceuticals acknowledges that during the term of this Agreement Contractor may be engaged by one or more institutions and that Consultant may be assigned work with respect to such engagements. Contractor represents and warrants that neither it nor any of its employees or independent contractors engaged by it for the purposes of this Agreement is or shall become a party to any agreement that conflicts with the duties hereunder. Contractor shall use best efforts to segregate work done under this Agreement from work performed for any other institution, or performed with Government funding such that no obligations with regard to disclosure of Confidential Information or limitations on ownership by Pro-Pharmaceuticals of any Work Product (as defined below) will result. Pro-Pharmaceuticals may terminate this Agreement if in its sole opinion the performance of such work will conflict with its interests.

6. Indemnification/Release. Contractor warrants that it has good and marketable title to all of the inventions, information, material, or work product made, created, conceived, written, invented or provided by Contractor pursuant to the provisions of this Agreement (“Work Product”). Contractor further warrants that the Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any third parties of any right, title or interest in or to the Work Product arising out of any trade secret, copyright or patent or otherwise. Contractor shall indemnify, defend and hold harmless Pro-Pharmaceuticals and its officers, agents, directors, employees, and customers from and against any claim, loss, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising in any way out of any such claims by any third parties which are based upon or are the result of any breach of the warranties contained in this Section 6. In the event of a breach or threatened breach of the foregoing warranty, Contractor shall, at no additional cost to Pro-Pharmaceuticals, replace or modify the Work Product with functionally equivalent and conforming Work Product, obtain for Pro-Pharmaceuticals the right to continue using the Work Product and, in all other respects, use its best efforts to remedy the breach. Contractor shall have no liability under this Section 6 for any Work Product created in accordance with detailed and specific design instructions provided to Contractor by Pro-Pharmaceuticals.

Should Pro-Pharmaceuticals permit Contractor to use any of Pro-Pharmaceuticals’ equipment, tools or facilities during the term of this Agreement, such permission will be gratuitous and Contractor shall indemnify and hold harmless Pro-Pharmaceuticals and its officers, agents, directors, and employees from and against any claim, loss, judgment, expense (including reasonable attorneys’ and expert witnesses’ fees and costs) and injury to person or property (including death) arising out of the use of any such equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of Pro-Pharmaceuticals in permitting its use.

7. Termination. Pro-Pharmaceuticals or Contractor may terminate for convenience with thirty (30) days’ written notice any services being performed pursuant to the SOW or otherwise. In such event, Contractor shall cease work immediately after receiving notice from Pro-Pharmaceuticals, unless otherwise advised by Pro-Pharmaceuticals, and shall notify Pro-Pharmaceuticals of costs incurred up to the termination date. Notwithstanding the termination of the Agreement for any reason, Sections 2, 3, 4, 5, 6, 8, 9, 10 and 11 hereof shall survive.

8. Compliance with Applicable Laws. Contractor warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

9. Independent Contractor. Each of Contractor and Consultant is an independent contractor, is not an agent or employee of Pro-Pharmaceuticals and is not authorized to act on behalf of Pro-Pharmaceuticals. Neither Contractor nor Consultant will be eligible for any employee benefits of Pro-Pharmaceuticals. Pro-Pharmaceuticals will not make deductions from any amounts payable to Contractor for taxes. Taxes shall be the sole responsibility of Contractor.

10. Legal And Equitable Remedies. Contractor hereby acknowledges and agrees that in the event of any breach of this Agreement by Contractor, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Pro-Pharmaceuticals, Pro-Pharmaceuticals will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Contractor hereby agrees that Pro-Pharmaceuticals shall be entitled to specific performance of Contractor’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

11. General. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This

Agreement and its Exhibits attached hereto and hereby incorporated herein constitute the parties’ final, exclusive, and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CONTRACTOR:
PRO-PHARMACEUTICALS, INC.		THE HARNEY GROUP

By:	/s/ Maureen Foley	By:	/s/ Charles F. Harney

Title:	Chief Operating Officer	Title:	President

CONSULTANT:

/s/ Charles F. Harney
Charles F. Harney

Exhibit A

STATEMENT OF WORK

I. Consultant

Work to be performed: Review and advise as directed by Pro-Pharmaceuticals (PRW) on issues related to performing part-time Chief Financial Officer duties and related consulting services including, without limitation:

1.	Attend Board of Directors meetings and provide updates to financial statements in accordance with generally accepted accounting principles in the United States and the rules of the Securities and Exchange Commission to management and the Board of Directors on a monthly, quarterly and annual basis as appropriate.

2.	Complete PRW external financial reporting requirements to its shareholders, regulatory agencies and other third parties (i.e., Forms 10Q, 10K, Registration Statements, Quarterly/Annual Report to Shareholders, creditors, etc.).

3.	Working closely with the COO, streamline the monthly and quarterly financial closing process to improve timeliness and reduce costs.

4.	Provide necessary in-house accounting and financial expertise to manage audit functions and reduce dependence on independent auditors and outside accounting firm.

5.	Review contracts from a financial and business perspective and advise management and Board of Directors as appropriate

6.	Complete PRW budgets, forecasts and financial modeling as required.

7.	Perform special projects as required (i.e., software accounting requirements, Sarbanes-Oxley requirements, etc.).

Rate of Payment:

II. General:

Method of payment: Invoices will be sent to Pro-Pharmaceuticals at the end of each month and will include dates of services and details of activities performed on those dates. Net payment due 30 days from receipt of invoice.

Expenses to be paid/reimbursed: Reasonable travel and accommodation expenses and miscellaneous expenses, such as telephone, courier, etc., in connection with the work performed under this Agreement.

All payments made pursuant to this Agreement shall be made to Contractor.

EXHIBIT B

TO:	Pro-Pharmaceuticals, Inc.

FROM:	Charles F. Harney

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my consulting engagement by Pro-Pharmaceuticals, Inc. (“Pro-Pharmaceuticals”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Pro-Pharmaceuticals:

[         ] No inventions or improvements.

[    ] See below:

[    ] Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

[    ] Additional sheets attached.